UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	December 3, 2018
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. RENEWS AND EXPANDS ITS EXISTING UNSECURED REVOLVING CREDIT AGREEMENT

FREEHOLD, NJ, December 3, 2018 ........ UMH Properties, Inc. (NYSE: UMH), today announced that on November 29, 2018, it has entered into a First Amendment to Amended and Restated Credit Agreement to expand and extend its existing unsecured revolving credit facility (the “Facility”). The Facility is syndicated with two banks led by BMO Capital Markets Corp. (“BMO”), as sole lead arranger and sole book runner, with Bank of Montreal as administrative agent, and includes JPMorgan Chase Bank, N.A. (“J.P. Morgan”) as the sole syndication agent.

The amendment provides for an increase from $50 million in available borrowings to $75 million in available borrowings with a $50 million accordion feature, bringing the total potential availability up to $125 million, subject to certain conditions. The amendment also extends the maturity date from March 2020 to November 2022, with a one-year extension option. Additionally, interest on borrowings is reduced from LIBOR plus 1.75% to 2.50% or BMO’s prime lending rate plus 0.75% to 1.50%, at the Company’s option, to LIBOR plus 1.50% to 2.20% or BMO’s prime lending rate plus 0.50% to 1.20%, based on the Company’s overall leverage.

Samuel A. Landy, President and Chief Executive Officer commented, “The expansion and extension of our Facility will further enhance our liquidity and strengthen the financial flexibility and balance sheet of our Company as we continue to execute our growth strategy. We are pleased to continue our long-term relationship with BMO and appreciate their continued support. We would also like to welcome JP Morgan into this Facility. We look forward to continued success with our partners.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 116 manufactured home communities with approximately 21,200 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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